Exhibit 10.1

CHICO’S FAS, INC.

Incentive Compensation Clawback Policy

Overview

Chico’s FAS, Inc. (the “Company”) has adopted this Incentive Compensation Clawback Policy to help ensure that incentive-based compensation is based on accurate financial data. In the event of an accounting restatement as described below, the Company may seek recovery of any overpayment of incentive-based compensation that was based on the financial statements prepared during the three completed fiscal years prior to any such restatement (the “Clawback Period”).

The Board of Directors of the Company (the “Board”) and the Human Resources, Compensation and Benefits Committee of the Board (the “Committee”) shall each have full authority to interpret and enforce this policy on behalf of the Company.

Questions regarding this policy should be directed to the Company’s Chief Human Resources Officer or General Counsel.

Statement of Policy

In the event that the Company is required to prepare an accounting restatement after the adoption of this policy due to material noncompliance of the Company with any financial reporting requirement under the federal securities laws, the Company will use reasonable efforts to recover from each Covered Person (as defined in this policy), regardless of fault, who received incentive-based compensation from the Company during the Clawback Period based on the erroneous data, the excess of what would have been paid to the Covered Person based on the accurate data or restated results (such amount, the “Overpayment”).

Covered Persons

For purposes of this policy, “Covered Persons” shall include each current or former officer of the Company as designated by the Board under Rule 16a-1(f) promulgated under the Securities Exchange Act of 1934 (“Exchange Act”).

Incentive-Based Compensation

For purposes of this policy, “incentive-based compensation” means any compensation (whether in the form of cash or equity) that is granted, earned or vested based in whole or in part upon the attainment of any financial reporting measure, which shall include measures that are determined and presented in the Company’s financial statements, any measures derived in whole or in part from such financial measures (whether or not presented in the actual financial statements), and stock price and total shareholder return. Incentive-based compensation shall not include salaries, discretionary bonuses, time-based awards and bonuses and equity awards that are based on non-financial reporting measures such as strategic or operational metrics, or that are not based on performance measures at all.

Restatement; Calculation of Overpayment

If the Board or the Committee determines that a Covered Person received an Overpayment during the Clawback Period, the Board or the Committee will determine the amount of such Overpayment by reviewing the difference between (i) the incentive-based compensation for such Covered Person that was based on having met or exceeded performance targets that would not have been met or exceeded to the same extent based upon accurate financial data, and (ii) the incentive-based compensation for such Covered Person that would have been paid, granted, vested or accrued had the actual payment, grant, vesting or accrual been calculated based on the accurate data or restated results, as applicable. The Overpayment shall be calculated on a pre-tax basis. For purposes of this policy, incentive-based compensation is received when the applicable financial measure is achieved in part or in whole, even if payment occurs after the end of such period.

Exhibit 10.1

If the Board or the Committee cannot determine the amount of the Overpayment from the information in the accounting restatement, it will make its determination based on a reasonable estimate of the effect of the accounting restatement.

Recovery of Overpayment

The Company will use reasonable efforts to recover from each Covered Person any Overpayment determined under this policy. To the extent a Covered Person does not make direct reimbursement of the Overpayment, the Company shall have the right to enforce the repayment through the reduction or cancellation of outstanding and future compensation or any other method that will provide for recovery within a reasonable manner and without undue delay. To the extent any shares have been issued under vested awards or such shares have been sold by such Covered Person, the Company shall have the right to cancel any other outstanding stock-based awards with a value equivalent to the Overpayment, as determined by the Board or the Committee. The Company shall also have the right to sue for repayment.

The Board or the Committee may, in its sole discretion, determine that repayment is not required in instances where the cost of recovery would exceed the amount of the Overpayment.

Applicability

This policy shall apply to incentive-based compensation that is granted to a Covered Person after the adoption of this policy (or, if later, granted after the date on which such person becomes a Covered Person). This policy shall be interpreted in a manner that is consistent with any applicable rules or regulations adopted by the SEC and NYSE pursuant to Section 10D of the Exchange Act (the “Applicable Rules”) and any other applicable law and shall otherwise be interpreted (including in the determination of amounts recoverable) in the business judgment of the Board or the Committee. To the extent the Applicable Rules require recovery of incentive-based compensation in additional circumstances besides those specified above, nothing in this policy shall be deemed to limit or restrict the right or obligation of the Company to recover incentive-based compensation to the fullest extent required by the Applicable Rules. This policy shall be deemed to be automatically amended, as of the date the Applicable Rules become effective with respect to the Company, to the extent required for this policy to comply with the Applicable Rules.

Application of this policy does not preclude the Company from taking any other action to enforce the obligations of any Covered Person to the Company, including termination of employment or institution of civil or criminal proceedings.

To the extent another policy, plan, agreement or law calls for adjustment or recovery of incentive-based compensation when this policy would not require such adjustment or recovery, this policy will not interfere with application of such other policy, plan, agreement or law.

Determinations Final

Any determination by the Board or the Committee (or by any officer of the Company to whom enforcement authority has been delegated) with respect to this policy shall be final, conclusive and binding on all interested parties.

Amendment; Termination

The Board or the Committee may amend or terminate this policy at any time.

(As Adopted by the Human Resources, Compensation and Benefits Committee on April 6, 2017)